EXHIBIT 10.9

               AGREEMENT FOR THE PURCHASE AND SALE OF GLOBAL WATCH


      This Agreement is entered into between GLOBAL MAINTECH, INC. ("Global") and DABEW, INC. ("Dabew") for the purpose of achieving the sale of the Global Watch product, as the sale of a capital asset, in total, from Dabew to Global.

1. PRODUCT. In return for the "Purchase Price" as set forth in Paragraph 3 below, Dabew agrees to sell the Global Watch product ("Global Watch") to Global. Dabew shall retain no rights in Global Watch other than the rights securing payment as described in Paragraph 4 below.

2. EFFECTIVE DATE. The effective date of this sale shall be on November 20, 2000, and title to Global Watch shall pass to Global on that day. Dabew agrees to sign such other and further documentation as Global may reasonably request in order to further evidence this sale.

3. PURCHASE PRICE. In return for the sale of Global Watch, Global shall provide Dabew, as the "Purchase Price," a combination of cash and shares of Global's common stock.

A. CASH. The cash element of the Purchase Price shall be the sum ONE MILLION THREE HUNDRED AND FIFTY THOUSAND DOLLARS ($1,350,000) which shall be paid by Global to Dabew at a rate of FIVE PERCENT (5%) of gross monies collected on Purchase Orders (POs) on every Global product sold by Global. Maintenance revenue is excluded. At the time of entering this agreement the products are the Virtual Command Center
      (VCC) and Global Watch (GWMVS). There is no intent to exclude future versions or releases of these products nor is there any intent to exclude products that may be sold by Global in the future.

B. COMMON STOCK. The common stock element of the purchase price shall be a total of 350,000 shares of Global's common stock issued, effective on November 20, 2000. Such shares shall have piggyback registration rights and will be subject to any applicable "dribble-out" rules. The number of shares provided for in this section shall be adjusted to reflect any stock splits or shares sold at below market values, in order to prevent dilution. These shares are to be delivered to Norm Freedman, 4 Amador Lane, Newport Coast, California 92657, on or before November 24, 2000.

C. MINIMUM LICENSE FEES. The minimum license fee to be paid is $125,000 per year (the year runs from November 20th of each year through November 20th of each following year).

4. SECURITY. Dabew shall retain a security interest in Global Watch, entitling Dabew to regain possession and all rights, title, and interest in Global Watch if the Purchase Price is not paid in full and in accordance with Section 3 above. Global and Dabew agree to enter into an escrow agreement with DSI Technology Escrow Services ("DSI") and to deposit with DSI a full

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copy of the source and object code, including revisions which occur from time to time. The first deposit is to be made on or before December 20, 2000. Such deposit shall be in accordance with a standard form DSI preferred agreement, with instructions to release the source and object code to Dabew if Global defaults and such a default is not cured within 30 days written notice from Dabew; an indication that DSI is holding these items as collateral for Dabew;
and an indication that if the items are delivered by DSI to Dabew it is the parties intention to pass all incidents of ownership and rights to use these items at the same time to the exclusion of any future use by Global. The DSI preferred agreement shall be a document of title within the meaning of Commercial Code Section 1201 and shall obligate DSI to deliver the items DSI holds in accordance with the terms of Commercial Code Section 7403(4).

5. INDEMNIFICATION. Until the security interest (defined in Section 4) has been removed, Dabew shall indemnify and hold Global harmless from and will defend Global against any action brought against Global, and shall pay any and all liabilities, damages, costs and expenses in connection with such actions to the extent that such actions are based on a claim that the Global Watch product infringes on any patent, copyright, or other proprietary rights on any third party; provided that Global (1) notifies Dabew promptly in writing of any claim made on or after November 20, 2000, (2) permits Dabew to defend, compromise, or settle the claim (and/or alter the product so it is no longer infringing on any rights of any third party), and (3) provides all available information, reasonable assistance and authority, at Dabew's expense, to enable Dabew to do so.

6. NOTICES. Any and all notices and other communications required or permitted by this Agreement or by law to be given to a party hereto shall be in writing and shall be deemed duly served and delivered when: (1) personally delivered to that party; or (2) on the third day following deposit into the United States mail, postage prepaid, registered or certified, return receipt requested, addressed to the other party at the address shown below in the Agreement; providing that evidence of the completed transmission is retained.

7. INTEGRATION. This Agreement contains the entire agreement of the parties. There are no oral representation or side agreements, which remain in effect between the parties, which have not been incorporated in this Agreement and signed by the parties hereto. This agreement may not be modified, amended, or supplemented, except by the terms of a writing referencing this Agreement and signed by the parties.

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Dated:  November 20, 2000


                                          GLOBAL MAINTECH, INC.


                                          By:
                                              --------------------------------
                                                (Authorized Officer)



                                          DABEW, INC.


                                          By:
                                              --------------------------------
                                                (Authorized Officer)










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